Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144040) pertaining to the OPKO Health, Inc. 2007 Equity Incentive Plan of our report dated March 17, 2010, except for the effects of the restatement described in Note 21, as to which the date is November 10, 2010, with respect to the consolidated financial statements of OPKO Health, Inc. and subsidiaries, and our report dated March 17, 2010, except for the effects of the material weakness described in the seventh paragraph of such report, as to which the date is November 10, 2010 with respect to the effectiveness of internal control over financial reporting of OPKO Health, Inc. and subsidiaries, in this Annual Report (Form 10-K/A) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
November 10, 2010

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